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                                                                    Exhibit 10.3

                                 PROMISSORY NOTE

                                                            Clinton, Mississippi
                                                            April 29, 2002

       This Note amends, restates and replaces (i) the Promissory Note dated September 8, 2000 in the maximum principal amount of $50 million made by the Borrower (as defined below) payable to the order of the Lender (as defined below), (ii) the Promissory Note dated November 1, 2000 in the maximum principal amount of $25 million made by the Borrower payable to the order of the Lender,
(iii) the Promissory Note dated December 29, 2000 in the maximum principal amount of $25 million made by the Borrower payable to the order of the Lender,
(iv) the Promissory Note dated September 10, 2001 made by the Borrower payable to the order of the Lender relating to the Guaranty (as defined below) and (v) the Promissory Note dated January 30, 2002 in the maximum principal amount of $65 million made by the Borrower payable to the order of the Lender. The principal amount of this Note includes all accrued and unpaid interest on the foregoing promissory notes through April 29, 2002.

       FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby unconditionally promises to pay to the order of WorldCom, Inc., a Georgia corporation (the "Lender"), in lawful money of the United States of America and in immediately available funds, the principal sum of (a) FOUR HUNDRED EIGHT MILLION TWO HUNDRED FOURTEEN THOUSAND NINE HUNDRED THIRTY DOLLARS ($408,214,930) PLUS (b) the amount of any payments made after the date hereof by the Lender under the Guaranty. The principal amount hereunder shall be paid in the amounts and on the dates set forth below:

                      Date                             Amount
                      ----                             ------

                 April 29, 2003                $25,000,000

                 April 29, 2004                $25,000,000

                 April 29, 2005                $75,000,000

                 April 29, 2006                $100,000,000

                 April 29, 2007                All remaining principal

       The Borrower further promises to pay interest on the outstanding balance under this Note, compounded monthly, from the date hereof until payment in full of this Note, payable on each date of repayment of principal set forth above, at a fluctuating rate of interest (the "Normal Rate") equal to the Eurodollar Rate applicable to each one-month Interest Period commencing on the date hereof plus the Applicable Margin during the corresponding period applicable to Eurodollar Rate Borrowings by the Lender pursuant to that certain Revolving Credit Agreement among the Lender, Bank of America, N.A. and JPMorgan Chase Bank, as Co-Administrative Agents, and the other Lenders identified therein dated as of June 8, 2001, as the same may be amended or replaced; provided, however, that following any demand for payment, the Borrower promises to pay interest on the unpaid balance hereunder, compounded monthly, at the Default Rate, as defined herein, payable from time to time upon demand. The "Default Rate" shall be a


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fluctuating rate of interest equal to the sum of the otherwise applicable Normal
Rate plus three percent (3%) per annum. Upon each change in the applicable
Normal Rate, the Default Rate shall simultaneously change to correspond with such change in the Normal Rate. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

       The Borrower may at his option, at any time, prepay this Note, in whole or in part, without premium or penalty. Any such optional prepayment shall be applied to reduce the then remaining installments of principal in the direct order of maturity; provided that any return of all or any portion of the Lender's approximately $36.5 million deposit (the "Deposit") supporting the B of A (as defined below) letter of credit shall be applied to the final principal payment and not to any earlier payment. For the avoidance of doubt, any payment or deposit by the Lender simultaneous with or after the date of such return relating to the B of A letter of credit, any alternative or replacement letter of credit or similar arrangement shall be added to the principal amount of this Note when paid or advanced; provided that such alternative or replacement letter of credit or similar arrangement is reasonably acceptable to the Borrower.

       The Borrower hereby agrees not to borrow after the date hereof any amount from Bank of America, N.A. ("B of A") that would be covered by (i) the Limited Guaranty, dated as of November 14, 2000 (as amended, supplemented or otherwise modified from time to time, the "Prior Guaranty"), executed by the Lender for the benefit of B of A or (ii) the Limited Guaranty, dated as of February 12, 2001, as modified by that certain First Modification and Reaffirmation of Limited Guaranty, dated as of January 25, 2002 (and as further amended, supplemented or otherwise modified from time to time, the "New Guaranty" and, together with the Prior Guaranty, the "Guaranty"), executed by the Lender for the benefit of B of A.

       All principal and accrued interest under this Note shall become immediately due and payable upon the death of the Borrower or upon demand by the Lender (or, in the case of an event specified in clause (iv) below, automatically without notice) if any one of the following events shall occur and be continuing (each, an "Event of Default"): (i) the Borrower shall fail to pay any principal or interest under this Note when due, (ii) the Borrower shall default in the observance or performance of any agreement contained herein,
(iii) the Borrower shall default in the observance or performance of any agreement contained in the Separation Agreement, dated as of April 29, 2002, or
(iv) the Borrower shall become, or there shall be commenced against the Borrower a case to declare him, bankrupt. If any amount of this Note is not paid when due, the Borrower hereby promises to pay all costs of collection, including but not limited to the fees and expenses of an attorney and court costs, in addition to the full amount due hereon.

       Interest shall be due and payable under this Note at the Normal Rate or the Default Rate, as provided herein, after as well as before demand, default and judgment, notwithstanding any applicable statutory judgment rate of interest. If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, then the Borrower shall pay the maximum amount then permitted by applicable law.

       This Note shall constitute a Promissory Note within the meaning and subject to the provisions of that certain letter agreement dated April 2, 2002, as the same may be amended or otherwise modified, between the Borrower and the Lender.

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       The Borrower hereby waives presentment, protest and notice of demand, presentment, protest and nonpayment.

       This Note shall be interpreted and the rights and liabilities of the parties hereto shall be determined in accordance with the internal laws (as opposed to the conflicts of law provisions) and decisions of the State of Mississippi and the Borrower hereby consents to the jurisdiction of the courts of or in the State of Mississippi in connection with any dispute, controversy, collection action or other matter relating to or arising out of this Note. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Whenever in this Note reference is made to the Borrower or the Lender, such reference shall be deemed to include, in the case of the Borrower, a reference to his heirs and legal representatives and, in the case of the Lender, its successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of such heirs, legal representatives, successors and assigns.



                                                 /s/ Bernard J. Ebbers
                                                 -------------------------------
                                                 Bernard J. Ebbers